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                     TBA ENTERTAINMENT CORPORATION ANNOUNCES
                              COMPLETION OF MERGER




Nashville, Tenn. (June 29, 2004) - TBA Entertainment Corporation (AMEX:TBA) announced today that the merger of TBA with a company controlled by Irving Azoff, Robert Geddes and JHW Greentree Capital, L.P. has been completed. As a result of the merger, TBA stockholders will receive approximately $0.68 in cash for each share of TBA common stock and approximately $0.71 in cash for each share of TBA preferred stock.

American Stock Transfer & Trust Company, in its capacity as paying agent, in the next few days will send to the holders of TBA stock a notice and letter of transmittal with instructions informing them how to surrender their TBA stock certificates.




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For more information, please contact:

Bryan J. Cusworth
TBA Entertainment Corporation
(818) 728-2616
bcusworth@tbaent.com


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